EXHIBIT (A)(1)(V)

To:	Participants in the J. & W. Seligman & Co. Incorporated Matched Accumulation Plan and Seligman Data Corp. Employees’ Thrift Plan (each, a “Plan,” together the “Plans”)

From:	Colleen M. Mansfield

Date:	January 13, 2009

Re:	Tri-Continental Corporation Cash Tender Offer

To Plan Participants:

This letter and related materials are being sent to you because, as a Plan participant, you may own shares of Tri-Continental Corporation, a closed-end management investment company incorporated under the laws of the state of Maryland (the “Fund”).

Enclosed for your consideration is the Offer to Purchase, dated January 13, 2009 (the “Offer to Purchase”), of the Fund and a related Cash Tender Election Form (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), pursuant to which the Fund is offering to purchase up to 9,893,955 (approximately 12.5%) of its issued and outstanding shares of common stock, par value $0.50 per share (the “Shares”). As of January 9, 2009, 79,151,646 Shares were outstanding. The offer is to purchase Shares in exchange for cash at a price equal to 99.25% of the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), the principal market in which the Shares are traded, on the trading day after the date the offer expires (the “Pricing Date”). The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Cash Tender Election Form. The Offer will expire at 5:00 p.m., Eastern time, on February 11, 2009 (the “Expiration Date”). However, if you decide to tender any Shares that you hold in your Plan account, USI Consulting Group (the Plans’ administrator) must receive your completed, signed Cash Tender Election Form by 9:00 a.m., Eastern time, on February 11, 2009.

If you do not wish to tender your Shares in the Offer, then you do not need to take any action.

The Offer to Purchase is being forwarded to you for your information and you should read it carefully before tendering any Shares held in your Plan account. Each Plan is the holder of record of Shares held for Plan participants’ accounts. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY A PLAN AS THE HOLDER OF RECORD AND ONLY PURSUANT TO YOUR INSTRUCTIONS PROVIDED IN THE CASH TENDER ELECTION FORM.

Please bear in mind that there is no assurance that any Shares tendered by Plan participants will be honored in full. To the extent that the Offer is oversubscribed, the Fund will pro rate any Shares tendered by holders of the Fund’s common stock, including Shares held by the Plans on behalf of participants.

Your attention is called to the following:

(1) The purchase price to be paid for the Shares is equal to 99.25% of the NAV per Share determined as of the close of the regular trading session of the NYSE on the Pricing Date.

(2) The Offer is not conditioned upon any minimum number of Shares being tendered.

(3) Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Shares validly tendered on or prior to the Expiration Date, subject to the Offer being oversubscribed, in which case the Fund will pro-rate tendered Shares.

(4) Your completed, signed Cash Tender Election Form must be received by USI Consulting Group by 9:00 a.m., Eastern time, on February 11, 2009 to permit a Plan to submit a tender on your behalf.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

NEITHER THE FUND, IT’S BOARD OF DIRECTORS NOR THE PLANS OR USI CONSULTING GROUP IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES IN THE OFFER. EACH STOCKHOLDER IS URGED TO READ AND EVALUATE THE OFFER AND ACCOMPANYING MATERIALS CAREFULLY.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS IN THE OFFER TO PURCHASE, INCLUDING THE CONDITIONS LISTED UNDER “CERTAIN CONDITIONS OF THE OFFER.”

CASH TENDER ELECTION FORM

FOR PARTICIPANTS IN THE J. & W. SELIGMAN & CO. INCORPORATED MATCHED ACCUMULATION PLAN AND SELIGMAN DATA CORP. EMPLOYEES’ THRIFT PLAN

The undersigned acknowledge(s) receipt of the letter entitled “Tri-Continental Corporation Cash Tender Offer” and the enclosed Offer to Purchase, dated January 13, 2009, relating to Tri-Continental Corporation (the “Fund”) and its Offer to Purchase up to 9,893,955 Shares of its issued and outstanding common stock, par value $0.50 per share (the “Shares”).

I hereby instruct the J. & W. Seligman & Co. Incorporated Matched Accumulation Plan or the Seligman Data Corp. Employees’ Thrift Plan, as applicable (each a “Plan,” together, the “Plans”), to tender to the Fund the number of Shares indicated below (which are held by the applicable Plan in an investment fund of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Purchase furnished to the undersigned. I understand that the cash proceeds received from the Fund with respect to any Shares tendered (as indicated by me below) and accepted by the Fund will be invested in Seligman Cash Management Fund, Inc. in my Plan account.

Please indicate your investment Plan:

☐     J. & W. Seligman & Co. Incorporated Matched Accumulation Plan; or

☐     Seligman Data Corp. Employees’ Thrift Plan

Name of Participant (print):

Social Security Number:

Mailing Address:

Daytime Phone Number:

I HEREBY REQUEST THAT THE PLAN (AS INDICATED ABOVE BY ME) TENDER TO THE FUND THE NUMBER OF SHARES INDICATED BELOW (to verify your eligible Shares, you may access your Plan account on the USI Consulting Group website: www.usicg.com

☐	ALL SHARES HELD IN MY PLAN ACCOUNT (WHOLE SHARES ONLY; ANY FRACTIONAL SHARES OF THE FUND IN MY ACCOUNT WILL NOT BE TENDERED);

OR

☐	ENTER NUMBER OF SHARES TO BE TENDERED (WHOLE SHARES ONLY). DOLLAR VALUES ARE NOT ACCEPTABLE AND WILL NOT BE TENDERED BY THE PLAN.

Signature:

Date:

An envelope to return your instructions to USI CONSULTING GROUP (the Plans’ administrator) is enclosed. YOUR INSTRUCTIONS MUST BE RECEIVED BY USI CONSULTING GROUP BY 9:00 A.M., EASTERN TIME, ON FEBRUARY 11, 2009 IN ORDER TO PERMIT THE PLANS TO SUBMIT A TENDER ON YOUR BEHALF IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OFFER TO PURCHASE.

Contact Information:

USI Consulting Group

95 Glastonbury Boulevard

Glastonbury, CT 06033

Attention: Ron DeMartino—Account Manager

Ron_Demartino@usicg.com

860-368-2988 (phone)

860-652-4062 (fax)